Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF CENTEX CORPORATION

FIRST:	Name of Corporation: The name of the corporation is CENTEX CORPORATION.

SECOND:	Registered Agent for Service of Process: CSC Services of Nevada, Inc.

THIRD:	Authorized Stock:

Number of shares with par value: 1,000
Par value per share: $0.01

Number of shares without par value: 0

FOURTH:	Names and Addresses of the Board of Directors/Trustees:

1)	Richard J. Dugas, Jr.
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304

2)	Roger A. Cregg
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304

3)	Steven M. Cook
100 Bloomfield Hills Parkway, Suite 300
Bloomfield Hills, MI 48304

FIFTH:	[reserved]

SIXTH:	[reserved]

SEVENTH:	[reserved]

EIGHTH:	[reserved]

NINTH:	No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in such contract, transaction, or other act, or are directors or officers of such corporation. Any director of the Corporation, individually or any firm or association of which any such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested; every director of the Corporation being hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the Corporation for the benefit of himself or any firm or corporation, association, trust or organization in which or with which he may be in anywise interested or connected.